Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Fourth Quarter Net Income Per Share of $2.57 versus

$0.76 Prior Year, and Core Operating Income Per Share of $2.28 versus

$2.02 Prior Year; Consolidated Net Premiums Written of $8.0 Billion, up

8.8%, or 9.6% in Constant Dollars

Full-Year Net Income Per Share was $9.71, up 14.4%, and Core

Operating Income Per Share was $10.11, up 7.1%; Consolidated Net

Premiums Written of $32.3 Billion, up 5.5%, or 7.0% in Constant Dollars

•	Fourth quarter net income was $1,173 million versus $355 million prior year, and core operating income was $1,040 million versus $935 million prior year.

•	Fourth quarter P&C net premiums written were $7.4 billion, up 9.0%, or 9.8% in constant dollars.

•	Fourth quarter P&C underwriting income was $533 million, up 12.0%, leading to a P&C combined ratio of 92.7% compared with 93.1% prior year.

•

As previously announced, after-tax catastrophe losses in the quarter were $353 million compared with $506 million prior year. In addition, the fourth quarter Agriculture underwriting loss was $23 million pre-tax, with a 105.4% combined ratio, primarily attributable to crop yield shortfalls resulting from poor growing conditions, compared with underwriting income of $161 million pre-tax and a 49.5% combined ratio prior year.

•

Fourth quarter Global P&C underwriting income, which excludes Agriculture, was $556 million, up 76.3%, leading to a Global P&C combined ratio of 91.9% compared with 95.2% prior year, and a current accident year combined ratio excluding catastrophe losses of 88.6% compared with 89.8% prior year.

•	Full-year net income was $4.5 billion, up 12.4%, and core operating income was $4.6 billion, up 5.3%.

•	Full-year P&C net premiums written were $29.9 billion, up 5.6%, or 7.0% in constant dollars.

•

Full-year P&C combined ratio was 90.6% in 2019 and 2018. Global P&C combined ratio, which excludes Agriculture, was 90.3% compared with 91.5% prior year, and current accident year combined ratio excluding catastrophe losses was 88.6% compared with 88.4% prior year.

•	Full-year Agriculture underwriting income was $89 million pre-tax with a 95.1% combined ratio, compared with $385 million pre-tax and a 75.5% combined ratio prior year.

•	Full-year pre-tax net investment income was $3.4 billion and adjusted net investment income was $3.6 billion.

•	Book and tangible book value per share were up 11.7% and 18.6%, respectively, for the year.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	1

Chubb Limited News Release

ZURICH – February 4, 2020 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended December 31, 2019 of $1,173 million, or $2.57 per share, compared with $355 million, or $0.76 per share, for the same quarter last year. Core operating income was $1,040 million, or $2.28 per share, compared with $935 million, or $2.02 per share, for the same quarter last year. The property and casualty (P&C) combined ratio was 92.7% and the Global P&C combined ratio, which excludes Agriculture, was 91.9%. Book and tangible book value per share increased 1.7% and 2.5%, respectively, from September 30, 2019 and now stand at $122.42 and $78.14, respectively. Book and tangible book value per share were favorably impacted by net realized and unrealized gains of $162 million after-tax in the company’s investment portfolio. In addition, foreign exchange favorably impacted book value by $111 million after-tax and tangible book value by $33 million after-tax. Annualized ROE and core operating ROE were 8.5% and 7.9%, respectively. Annualized core operating return on tangible equity was 12.8%.

Chubb Limited

Fourth Quarter Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2019	2018	Change	2019	2018	Change
Net income	$1,173	$355	231.0%	$2.57	$0.76	238.2%
Chubb integration expenses, net of tax	12	15	(20.0)%	0.02	0.03	(33.3)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	25	42	(40.5)%	0.06	0.09	(33.3)%
Adjusted net realized (gains) losses, net of tax	(170)	523	NM	(0.37)	1.14	NM
Core operating income, net of tax	$1,040	$935	11.2%	$2.28	$2.02	12.9%

For the three months ended December 31, 2019 and 2018, the tax expenses (benefits) related to the table above were $(2) million and $(5) million, respectively, for Chubb integration expenses; $(4) million and $(8) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $2 million and $(20) million, respectively, for adjusted net realized gains and losses; and $173 million and $192 million, respectively, for core operating income.

For the year ended December 31, 2019, net income was $4,454 million, or $9.71 per share, compared with $3,962 million, or $8.49 per share, for 2018. Core operating income was $4,641 million, or $10.11 per share, compared with $4,407 million, or $9.44 per share, for 2018. The P&C combined ratio was 90.6% and the Global P&C combined ratio, which excludes Agriculture, was 90.3%. Book and tangible book value per share increased 11.7% and 18.6%, respectively, from December 31, 2018. Book and tangible book value per share were favorably impacted by net realized and unrealized gains of $3.2 billion after-tax in the company’s investment portfolio, principally due to a decline in interest rates. Annualized ROE and core operating ROE were 8.4% and 9.0%, respectively. Annualized core operating return on tangible equity was 14.6%.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	2

Chubb Limited News Release

Chubb Limited

Full Year Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2019	2018	Change	2019	2018	Change
Net income	$4,454	$3,962	12.4%	$9.71	$8.49	14.4%
Chubb integration expenses, net of tax	19	47	(59.6)%	0.04	0.10	(60.0)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	114	175	(34.9)%	0.25	0.37	(32.4)%
Adjusted net realized (gains) losses, net of tax	54	223	(75.8)%	0.11	0.48	(77.1)%
Core operating income, net of tax	$4,641	$4,407	5.3%	$10.11	$9.44	7.1%

For the years ended December 31, 2019 and 2018, the tax expenses (benefits) related to the table above were $(4) million and $(12) million, respectively, for Chubb integration expenses; $(26) million and $(40) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $15 million and $5 million, respectively, for adjusted net realized gains and losses; and $810 million and $742 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “It was a good quarter and year for Chubb. The quarter was marked by excellent premium revenue growth globally – our strongest organic growth in over five years. Core operating income per share was up 13% while our P&C combined ratio of 92.7% was an improvement over prior year. Our fourth quarter results benefited from lower year-over-year catastrophe losses. On the other hand, adverse weather conditions impacted our U.S. crop insurance business. The health of our property and casualty business is excellent – the global P&C combined ratio, which excludes agriculture, was 91.9% compared with 95.2% prior year, and on a current accident year basis excluding CATs, improved to 88.6% from 89.8% last year.

“P&C net premiums written in the quarter grew 9.8% in constant dollars, supported by a pricing and underwriting environment that continues to improve, with rates increasing at an accelerated pace quarter on quarter while spreading to more classes of business, risk types and countries. From what we have seen so far in ’20, this trend is continuing.

“Looking at our 12-month results, we completed a very good year with per share core operating earnings up over 7%, while net premiums written grew 7% in constant dollars and underwriting income was up about 4.5%. Global P&C underwriting income, which excludes agriculture, was up 18.5%, leading to a combined ratio of 90.3% compared with 91.5% prior year. Shareholder returns were quite strong for the year, with book and tangible book value per share up 11.7% and 18.6%, respectively, driven by a combination of income and the mark from falling interest rates.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	3

Chubb Limited News Release

“We have started the new year in excellent shape and with a lot of momentum – our organization globally was built to capitalize on market conditions such as these. At the same time, we are focused on executing our many long-term strategic initiatives that will position us for long-term revenue and earnings growth.”

Operating highlights for the quarter ended December 31, 2019 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q4 2019	Q4 2018	Change
P&C
Net premiums written (increase of 9.8% in constant dollars)	$7,375	$6,768	9.0%
Underwriting income	$533	$476	12.0%
Combined ratio	92.7%	93.1%
Current accident year underwriting income excluding catastrophe losses	$730	$808	(9.6)%
Current accident year combined ratio excluding catastrophe losses	90.0%	88.3%

Global P&C (excludes Agriculture)
Net premiums written (increase of 8.9% in constant dollars)	$7,099	$6,571	8.0%
Underwriting income	$556	$315	76.3%
Combined ratio	91.9%	95.2%
Current accident year underwriting income excluding catastrophe losses	$789	$670	17.7%
Current accident year combined ratio excluding catastrophe losses	88.6%	89.8%

North America Agricultural Insurance
Net premiums written	$276	$197	40.4%
Underwriting (loss) income	$(23)	$161	NM
Combined ratio	105.4%	49.5%
Current accident year underwriting (loss) income excluding catastrophe losses	$(59)	$138	NM
Current accident year combined ratio excluding catastrophe losses	113.9%	56.8%

•	Consolidated net premiums earned increased 6.3%, or 7.0% in constant dollars, and P&C net premiums earned increased 6.3%, or 7.1% in constant dollars.

•

Agriculture net premiums written increased $79 million over the prior year, principally as a result of the premium-sharing formulas with the U.S. government which increases the premiums retained because of higher losses resulting from the crop yield shortfalls.

•

Total pre-tax and after-tax catastrophe losses were $430 million (5.9 percentage points of the combined ratio) and $353 million, respectively, compared with $585 million (8.5 percentage points of the combined ratio) and $506 million, respectively, last year.

•

Total pre-tax and after-tax favorable prior period development were $233 million (3.2 percentage points of the combined ratio) and $199 million, respectively, compared with $253 million (3.7 percentage points of the combined ratio) and $202 million, respectively, last year.

•	Pre-tax net investment income was $858 million and adjusted net investment income was $893 million.

•	Operating cash flow was $1.4 billion for the quarter.

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Chubb Limited News Release

•	Share repurchases totaled $310 million during the quarter at an average purchase price of $152.97 per share.

Operating highlights for the year ended December 31, 2019 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	FY 2019	FY 2018	Change
P&C
Net premiums written (increase of 7.0% in constant dollars)	$29,883	$28,309	5.6%
Underwriting income	$2,726	$2,611	4.4%
Combined ratio	90.6%	90.6%
Current accident year underwriting income excluding catastrophe losses	$3,121	$3,341	(6.6)%
Current accident year combined ratio excluding catastrophe losses	89.2%	88.0%

Global P&C (excludes Agriculture)
Net premiums written (increase of 6.6% in constant dollars)	$28,073	$26,732	5.0%
Underwriting income	$2,637	$2,226	18.5%
Combined ratio	90.3%	91.5%
Current accident year underwriting income excluding catastrophe losses	$3,104	$3,045	2.0%
Current accident year combined ratio excluding catastrophe losses	88.6%	88.4%

North America Agricultural Insurance
Net premiums written	$1,810	$1,577	14.8%
Underwriting income	$89	$385	(77.0)%
Combined ratio	95.1%	75.5%
Current accident year underwriting income excluding catastrophe losses	$17	$296	(94.4)%
Current accident year combined ratio excluding catastrophe losses	99.1%	81.6%

•	Consolidated net premiums earned increased 4.1%, or 5.5% in constant dollars, and P&C net premiums earned increased 4.0%, or 5.4% in constant dollars.

•

Total pre-tax and after-tax catastrophe losses were $1,187 million (4.1 percentage points of the combined ratio) and $966 million, respectively, compared with $1,626 million (5.9 percentage points of the combined ratio) and $1,354 million, respectively, last year.

•

Total pre-tax and after-tax favorable prior period development were $792 million (2.7 percentage points of the combined ratio) and $624 million, respectively, compared with $896 million (3.3 percentage points of the combined ratio) and $706 million, respectively, last year.

•	Pre-tax net investment income was $3.4 billion and adjusted net investment income was $3.6 billion.

•	Operating cash flow was $6.3 billion for the year.

•	Share repurchases totaled $1.53 billion for the year at an average purchase price of $146.61 per share.

•	Net loss reserves increased $542 million, or $514 million adjusted for foreign exchange, for the year.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	5

Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended December 31, 2019 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q4 2019	Q4 2018	Change
Total North America P&C Insurance
Net premiums written	$4,885	$4,413	10.7%
Combined ratio	88.7%	89.0%
Current accident year combined ratio excluding catastrophe losses	87.5%	85.3%

North America Commercial P&C Insurance
Net premiums written	$3,438	$3,143	9.4%
Major accounts retail and excess and surplus (E&S) wholesale	$2,036	$1,841	10.6%
Middle market and small commercial	$1,402	$1,302	7.6%
Combined ratio	82.6%	91.3%
Current accident year combined ratio excluding catastrophe losses	86.4%	88.2%

North America Personal P&C Insurance
Net premiums written	$1,171	$1,073	9.2%
Net premiums written adjusted primarily for UPR transfer in 2018			4.6%
Combined ratio	99.6%	93.8%
Current accident year combined ratio excluding catastrophe losses	81.4%	85.5%

North America Agricultural Insurance
Net premiums written	$276	$197	40.4%
Combined ratio	105.4%	49.5%
Current accident year combined ratio excluding catastrophe losses	113.9%	56.8%

Overseas General Insurance
Net premiums written	$2,381	$2,238	6.3%
Net premiums written in constant dollars			8.8%
Combined ratio	93.1%	92.1%
Current accident year combined ratio excluding catastrophe losses	91.2%	90.4%

•

North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.8 percentage points due to a 2.1 percentage points decrease in the loss ratio, reflecting high loss activity in commercial property lines in the prior year, partially offset by an increase of 0.3 percentage point in the expense ratio.

•

North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 4.1 percentage points primarily due to a 4.0 percentage points decrease in the loss ratio, reflecting elevated homeowners loss activity in the prior year.

•

North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses increased 57.1 percentage points primarily attributable to crop yield shortfalls resulting from poor growing conditions.

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Chubb Limited News Release

•

Global Reinsurance: Net premiums written were $109 million, down 6.0%, or 4.8% in constant dollars. The combined ratio was 94.6% compared with 166.9% prior year. The current accident year combined ratio excluding catastrophe losses was 83.3%, compared with 83.2% prior year.

•

Life Insurance: Net premiums written were $622 million, up 6.9%, principally reflecting growth in the Asian international life operations. Segment income was $90 million, up 0.6%. International life insurance segment income was $36 million, up 12.2%.

Key segment items for the year ended December 31, 2019 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	FY 2019	FY 2018	Change
Total North America P&C Insurance
Net premiums written	$19,972	$18,736	6.6%
Combined ratio	87.8%	88.4%
Current accident year combined ratio excluding catastrophe losses	87.1%	85.5%

North America Commercial P&C Insurance
Net premiums written	$13,375	$12,485	7.1%
Major accounts retail and excess and surplus (E&S) wholesale	$7,950	$7,370	7.9%
Middle market and small commercial	$5,425	$5,115	6.1%
Combined ratio	85.6%	87.0%
Current accident year combined ratio excluding catastrophe losses	87.4%	87.3%

North America Personal P&C Insurance
Net premiums written	$4,787	$4,674	2.4%
Net premiums written adjusted primarily for prior year accounting policy alignment			3.3%
Combined ratio	91.1%	96.6%
Current accident year combined ratio excluding catastrophe losses	81.4%	81.9%

North America Agricultural Insurance
Net premiums written	$1,810	$1,577	14.8%
Combined ratio	95.1%	75.5%
Current accident year combined ratio excluding catastrophe losses	99.1%	81.6%

Overseas General Insurance
Net premiums written	$9,262	$8,902	4.0%
Net premiums written in constant dollars			8.4%
Combined ratio	91.6%	90.4%
Current accident year combined ratio excluding catastrophe losses	90.9%	90.5%

•

North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses increased 17.5 percentage points primarily attributable to crop yield shortfalls resulting from poor growing conditions.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	7

Chubb Limited News Release

•

Global Reinsurance: Net premiums written were $649 million, down 3.2%, or 1.7% in constant dollars. The combined ratio was 85.0% compared with 101.8% prior year. The current accident year combined ratio excluding catastrophe losses was 82.1%, compared with 81.6% prior year.

•

Life Insurance: Net premiums written were $2,392 million, up 5.3%, or 6.4% in constant dollars, principally reflecting growth in the Asian international life operations. Segment income was $366 million, up 18.6%. International life insurance segment income was $152 million, up 48.0%.

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated December 31, 2019, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its fourth quarter earnings conference call on Wednesday, February 5, 2020 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-204-4368 (within the United States) or 323-994-2093 (international), passcode 7119857. Please refer to the Chubb website under Events and Presentations for details. A replay of the call will be available until Wednesday, February 19, 2020 and the archived webcast will be available on our website for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs more than 30,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Net premiums written adjusted primarily for UPR transfer in 2018 and Net premiums written adjusted primarily for prior year accounting policy alignment are net premiums written in the company’s North America Personal P&C Insurance segment, adjusted to exclude the year-over-year net impact totaling $(48) million in Q4 2019 and $42 million for full-year 2019, comprising of additional reinsurance, accounting actions, and reinstatement premiums. We believe these measures are meaningful to evaluate trends in the underlying business on a comparable basis.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $35 million in Q4 2019 and $161 million for full-year 2019. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use P&C underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, Chubb integration expense, income tax expense and adjusted net realized gains (losses).

Current accident year underwriting income (loss) excluding catastrophe losses is underwriting income (loss) adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income includes underwriting income (loss), adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

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Chubb Limited News Release

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses), Chubb integration expenses, and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased invested assets and long-term debt and Chubb integration expenses due to the size and complexity of this acquisition. These integration expenses are distortive to our results and are not indicative of our underlying profitability. We believe that excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized financial measures. The numerator includes core operating income, net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

Current accident year combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD from the combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

See the reconciliation of Non-GAAP Financial Measures on pages 30-36 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, and net investment income.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2020 performance and growth opportunities, pricing, economic and market conditions, and our expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31 2019	December 31 2018
Assets
Investments	$109,234	$100,968
Cash	1,537	1,247
Insurance and reinsurance balances receivable	10,357	10,075
Reinsurance recoverable on losses and loss expenses	15,181	15,993
Goodwill and other intangible assets	21,359	21,414
Other assets	19,275	18,074

Total assets	$176,943	$167,771

Liabilities
Unpaid losses and loss expenses	$62,690	$62,960
Unearned premiums	16,771	15,532
Other liabilities	42,151	38,967

Total liabilities	$121,612	$117,459

Shareholders’ equity
Total shareholders’ equity	55,331	50,312

Total liabilities and shareholders’ equity	$176,943	$167,771

Book value per common share	$122.42	$109.56
Tangible book value per common share	$78.14	$65.89
Book value per common share excluding cumulative translation losses (1)	$126.71	$113.87
Tangible book value per common share excluding cumulative translation losses (1)	$81.16	$68.87

(1)

Cumulative translation losses were $1.9 billion in 2019 ($1.3 billion on tangible and $0.6 billion on intangible net assets) and $2.0 billion in 2018 ($1.4 billion on tangible and $0.6 billion on intangible net assets).

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	12

Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
Gross premiums written	$9,934	$9,252	$40,124	$37,968
Net premiums written	7,997	7,350	32,275	30,579
Net premiums earned	7,935	7,465	31,290	30,064
Losses and loss expenses	4,865	4,610	18,730	18,067
Policy benefits	225	162	740	590
Policy acquisition costs	1,542	1,480	6,153	5,912
Administrative expenses	810	728	3,030	2,886
Net investment income	858	848	3,426	3,305
Net realized gains (losses)	(55)	(687)	(530)	(652)
Interest expense	134	153	552	641
Other income (expense):
Gains (losses) from separate account assets	24	(20)	44	(38)
Other	246	147	552	472
Amortization of purchased intangibles	76	86	305	339
Chubb integration expenses	14	20	23	59
Income tax expense	169	159	795	695

Net income	$1,173	$355	$4,454	$3,962

Diluted earnings per share:
Net income	$2.57	$0.76	$9.71	$8.49
Core operating income	$2.28	$2.02	$10.11	$9.44

Weighted average diluted shares outstanding	455.9	463.4	458.9	466.8

P&C combined ratio
Loss and loss expense ratio	64.0%	64.3%	62.1%	62.1%
Policy acquisition cost ratio	18.8%	19.3%	19.1%	19.2%
Administrative expense ratio	9.9%	9.5%	9.4%	9.3%

P&C combined ratio	92.7%	93.1%	90.6%	90.6%

P&C underwriting income	$533	$476	$2,726	$2,611

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	13